Exhibit (h)(5)

AMENDED AND RESTATED
WAIVER AND REIMBURSEMENT AGREEMENT

Amended and Restated Waiver and Reimbursement Agreement (“Agreement”) dated as of the 27th day of September, 2002 by and among The Commerce Funds (“Commerce”), a Delaware business trust and a registered investment company under the Investment Company Act of 1940, as amended and Goldman, Sachs & Co. (the “Administrator”), a New York limited partnership, through which Goldman Sachs Asset Management, a unit of the Investment Management Division of Goldman, Sachs & Co. serves as Administrator to each portfolio of Commerce pursuant to the Administration Agreement between the Administrator and Commerce dated as of March 8, 1994, as amended.

BACKGROUND

The parties to this Agreement wish to provide for an undertaking by the Administrator to limit fees of each of the portfolios of Commerce set forth on Exhibit A hereto in order to improve the performance of each such portfolio. This Agreement amends and restates that certain Waiver and Reimbursement Agreement dated as of December 29, 2000 between the parties hereto.

AGREEMENT

THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

1. During the term of this Agreement, the Administrator shall waive its administration fees in the amounts set forth on Exhibit A hereto.

2. The Administrator acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees that are the subject of this Agreement at any time in the future.

3. The initial term of this Agreement shall expire on October 31, 2002. Thereafter, this Agreement shall automatically be renewed from year to year unless and until either Commerce or the Administrator shall give notice of its election to terminate this Agreement at least 30 days prior to the then-current term.

4. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE COMMERCE FUNDS	GOLDMAN, SACHS & CO., on behalf of its division, GOLDMAN SACHS ASSET MANAGEMENT

By:	/s/ LARRY E. FRANKLIN	By:	/s/ JAMES A. MCNAMARA
	Larry E. Franklin Vice President		James A. McNamara Managing Director

Exhibit A

The Commerce Funds

Name of Portfolio	Administration Fees Waived
Core Equity Fund	0.02%
Kansas Tax-Free Intermediate Bond Fund	0.02%
MidCap Growth Fund	0.02%
Growth Fund	0.02%
Value Fund	0.02%
International Equity Fund	0.02%
Balanced Fund	0.02%
Short-Term Government Fund	0.02%
Bond Fund	0.02%
National Tax-Free Intermediate Bond Fund	0.02%
Missouri Tax-Free Intermediate Bond Fund	0.02%
Asset Allocation Fund	0.07%